EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        (IN THOUSANDS, EXCEPT FOR RATIOS)

                                     (Unaudited)
                                   Six Months Ended                                 Fiscal Year Ended
                            ---------------------------   ------------------------------------------------------------------------
                                May 31,       May 31,     November 30,   November 30,   November 30,   November 30,   November 30,
                                 2006          2005           2005           2004           2003           2002           2001
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Earnings before taxes on
   income                   $  1,586,552   $  1,040,767   $  2,207,059   $  2,022,154   $  1,772,269   $  1,310,963   $    934,444
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Add:  Fixed Charges
       Interest                3,257,522      1,734,737      4,141,653      1,609,019      1,400,953      1,762,580      3,793,998
       Interest factor in
         rents                    24,829         21,224         44,723         37,143         36,038         37,735         33,500
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
   Total fixed charges         3,282,351      1,755,961      4,186,376      1,646,162      1,436,991      1,800,315      3,827,498
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Earnings before fixed
   charges and taxes on
    income                  $  4,868,903   $  2,796,728   $  6,393,435   $  3,668,316   $  3,209,260   $  3,111,278   $  4,761,942
                            ============   ============   ============   ============   ============   ============   ============
Preferred stock dividend
   requirements             $     16,250   $     19,866   $     36,711   $     42,214   $     48,084   $     53,142   $     59,074
Total combined fixed
   charges and preferred
    stock dividends         $  3,298,601   $  1,775,827   $  4,223,087   $  1,688,376   $  1,485,075   $  1,853,457   $  3,886,572
                            ============   ============   ============   ============   ============   ============   ============
Ratio of earnings to
   fixed charges                     1.5            1.6            1.5            2.2            2.2            1.7            1.2
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Ratio of earnings to
   combined fixed
   charges and preferred
   stock dividends                   1.5            1.6            1.5            2.2            2.2            1.7            1.2
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
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